EXHIBIT 99.2

EVERYDAY HEALTH, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2016 (unaudited)	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$22,075	$30,097
Accounts receivable, net of allowance for doubtful accounts of $648 and $909 as of September 30, 2016 and December 31, 2015, respectively	67,143	90,356
Prepaid expenses and other current assets	8,078	4,662
Total current assets	97,296	125,115
Property and equipment, net	34,952	28,565
Goodwill	165,099	165,271
Intangible assets, net	39,775	43,746
Other assets	4,388	5,013
Total assets	$341,510	$367,710

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$45,137	$38,563
Deferred revenue	7,475	8,655
Current portion of long-term debt	6,775	6,775
Other current liabilities	891	11,890
Total current liabilities	60,278	65,883
Long-term debt, net of deferred financing costs	107,708	102,393
Deferred tax liabilities	9,082	7,570
Other long-term liabilities	4,797	11,595
Stockholders' equity:
Preferred stock, $0.01 par value: 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 90,000,000 shares authorized at September 30, 2016 and December 31, 2015; 33,537,082 and 32,707,606 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	335	327
Treasury stock	(55)	(55)
Additional paid-in capital	320,931	310,727
Accumulated deficit	(161,566)	(130,730)
Total stockholders' equity	159,645	180,269
Total liabilities and stockholders' equity	$341,510	$367,710

See accompanying notes to consolidated financial statements.

EVERYDAY HEALTH, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues:
Advertising and sponsorship revenues	$55,468	$49,630	$160,274	$136,193
Premium services revenues	3,927	4,684	11,952	14,100
Total revenues	59,395	54,314	172,226	150,293
Operating expenses:
Cost of revenues	15,844	15,637	51,636	43,639
Sales and marketing	20,410	18,531	61,879	52,289
Product development	15,013	14,163	45,923	38,952
General and administrative	11,718	10,010	36,916	29,887
Total operating expenses	62,985	58,341	196,354	164,767
Loss from operations	(3,590)	(4,027)	(24,128)	(14,474)
Interest expense, net	(1,648)	(1,429)	(4,918)	(3,808)
Loss before provision for income taxes	(5,238)	(5,456)	(29,046)	(18,282)
Provision for income taxes	(542)	(7,262)	(1,790)	(810)
Net loss	$(5,780)	$(12,718)	$(30,836)	$(19,092)

Net loss per common share - basic and diluted	$(0.17)	$(0.40)	$(0.93)	$(0.60)

Weighted-average common shares outstanding - basic and diluted	33,458,212	32,138,214	33,184,814	31,807,776

See accompanying notes to consolidated financial statements.

EVERYDAY HEALTH, INC.
Consolidated Statement of Stockholders' Equity
(in thousands, except share data, unaudited)

	Common Stock		Treasury Stock	Additional		Total
				Paid-in	Accumulated	Stockholders'
	Shares	Amount	Amount	Capital	Deficit	Equity

Balance at December 31, 2015	32,707,606	$327	$(55)	$310,727	$(130,730)	$180,269
Exercise of stock options	85,646	—	—	494	—	494
Common stock issued for settlement of restricted stock units, net of 368,111 shares withheld to satisfy income tax withholding obligations	567,238	6	—	(2,111)	—	(2,105)
Issuance of common stock in connection with employee stock purchase plan	176,592	2	—	901	—	903
Stock-based compensation expense	—	—	—	10,846	—	10,846
Excess tax benefit on stock-based awards	—	—	—	74	—	74
Net loss	—	—	—	—	(30,836)	(30,836)
Balance at September 30, 2016	33,537,082	$335	$(55)	$320,931	$(161,566)	$159,645

EVERYDAY HEALTH, INC.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(30,836)	$(19,092)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,086	15,157
Stock-based compensation	10,846	8,216
Amortization of deferred financing costs	465	396
Provision for doubtful accounts	—	176
Provision for deferred income taxes	1,513	440
Asset impairment charge	—	1,416
Changes in operating assets and liabilities:
Accounts receivable	23,213	9,700
Prepaid expenses and other current assets	(3,100)	(1,125)
Accounts payable and accrued expenses	350	(1,934)
Deferred revenue	(1,180)	2,334
Other current liabilities	90	1,862
Other long-term liabilities	(227)	1,724
Net cash provided by operating activities	18,220	19,270
Cash flows from investing activities
Additions to property and equipment, net	(17,549)	(10,276)
Payment for businesses purchased, net of cash acquired	(11,078)	(47,316)
Purchase of intangible assets	(652)	—
Payment of security deposits and other assets	598	125
Net cash used in investing activities	(28,681)	(57,467)
Cash flows from financing activities
Proceeds from the exercise of stock options	206	1,881
Borrowings under revolver credit facility	15,000	25,000
Repayment of principal under revolver credit facility	—	(10,000)
Borrowings under term loan facility	—	8,500
Repayment of principal under term loan facility	(9,576)	(1,597)
Principal payments on capital lease obligations	(585)	(521)
Payments of credit facility financing costs	(575)	(735)
Tax withholdings related to net share settlements of RSUs	(2,105)	(10)
Excess tax benefit on stock-based awards	74	—
Net cash provided by financing activities	2,439	22,518
Net decrease in cash and cash equivalents	(8,022)	(15,679)
Cash and cash equivalents, beginning of period	30,097	50,729
Cash and cash equivalents, end of period	$22,075	$35,050
Supplemental disclosure of cash flow information
Interest paid	$4,251	$2,563
Income taxes paid	$281	$176
Supplemental disclosure of non-cash investing and financing activities
Issuance of common stock for acquired business	$—	$3,893
Due to sellers of acquired business	$—	$11,000
Amounts due from stock option exercises	$288	$—

EVERYDAY HEALTH, INC.
Notes to Consolidated Financial Statements (Unaudited)
(in thousands, except share and per share data)

1. Business

Everyday Health, Inc. (the "Company") operates a leading digital marketing and communications platform for healthcare marketers seeking to engage and influence consumers and healthcare professionals. The Company was incorporated in the State of Delaware in January 2002 as Agora Media Inc., and changed its name to Waterfront Media Inc. in January 2004. In January 2010, the Company changed its name to Everyday Health, Inc. to better align its corporate identity with the Everyday Health brand.

2. Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The results of operations for companies acquired are included in the consolidated financial statements from the effective date of the acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Interim Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") on the same basis as the audited consolidated financial statements for the year ended December 31, 2015 and, in the opinion of management, include all adjustments of a normal recurring nature considered necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods ended September 30, 2016 and 2015. The results of operations for the three and nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016 or any other future periods, due to seasonality and other business factors. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted under the rules and regulations of the Securities and Exchange Commission ("SEC"). These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto for the year ended December 31, 2015, which are included in the Company's Annual Report on Form 10-K filed with the SEC on March 11, 2016.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, current business factors and other available information. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to revenue recognition and deferred revenue, allowance for doubtful accounts, internal software development costs and website development costs, valuation of long-lived assets, goodwill and other intangible assets, certain accrued liabilities, income taxes and stock-based compensation.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the September 30, 2016 presentation.

Revenue Recognition and Deferred Revenue

The Company generates its revenue from (i) advertising and sponsorships and (ii) premium services, including consumer subscriptions, SaaS-based licensing fees and other licensing fees. Advertising revenue is recognized in the period in which the advertisement is delivered. Revenue from sponsorships, which includes time and materials based creative services, is recognized over the period the Company substantially satisfies its contractual obligations as required under the respective sponsorship agreements. When contractual arrangements contain multiple elements, revenue is allocated to each element based on its relative fair value determined using prices charged when elements are sold separately. In instances where individual deliverables are not sold separately, or when third-party evidence is not available, fair value is determined based on management's best estimate of selling price.

Subscriptions are generally paid in advance on a monthly, quarterly or annual basis. Subscription revenue, after deducting refunds and charge-backs, is recognized on a straight-line basis ratably over the subscription periods. SaaS and other licensing revenue is generally recognized on a straight-line basis ratably over the life of the contract.

Deferred revenue relates to: (i) subscription fees for which amounts have been collected but for which revenue has not been recognized, and (ii) advertising and sponsorship fees and licensing fees billed in advance of when the revenue is to be earned.

Cost of Revenues

Cost of revenues consists principally of the expenses associated with aggregating the total audience across the Company's websites, including (i) royalty expenses for licensing content for certain websites and for the portion of advertising revenue the Company pays to the owners of certain other websites, and (ii) media costs associated with audience aggregation activities. Cost of revenues also includes market research incentives, direct mail marketing and fulfillment costs, data fees for our SaaS-based platform, as well as out-of-pocket costs related to creative services and costs associated with subscription fees for premium services, ad serving and other expenses.

Media costs consist primarily of fees paid to online publishers, Internet search companies and other media channels for search engine and database marketing, and display advertising. These media activities are attributable to revenue-generating and audience aggregation events, designed to increase the audience to the websites the Company operates and grow the Company's registered user base.

Comprehensive Loss

The Company has no items of other comprehensive loss, and accordingly net loss is equal to comprehensive loss for all periods presented.

Fair Value of Financial Instruments

Due to their short-term maturities, the carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value. Cash equivalents principally consist of the Company's investment in U.S. Treasury securities and other highly liquid money market funds. The fair value of these investment funds is based on quoted market prices, which are Level 1 inputs, pursuant to the fair value accounting standard, which establishes a framework for measuring fair value and requires disclosures about fair value measurements by establishing a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value of the Company's debt approximates the recorded amounts as the interest rates on the credit facilities are based on market interest rates.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the improvement.

The Company incurs costs to develop software for internal use. The Company expenses all costs that relate to the planning and post-implementation phases of development as product development expense. Costs incurred in the application development phase, consisting principally of payroll and related benefits, are capitalized. Upon completion, the capitalized costs are amortized using the straight-line method over their estimated useful lives, which is generally three years.

The Company also incurs costs to develop its websites and mobile applications. The Company expenses all costs that relate to the planning and post-implementation phases of development as product development expense. Costs incurred in the application development phase, consisting principally of third-party consultants and related charges, and the costs of content determined to provide a future economic benefit, are capitalized. Upon completion, the capitalized costs are amortized using the straight-line method over their estimated useful lives, which is generally three years.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. There were no indicators of impairment of the Company's property and equipment during the nine months ended September 30, 2016. During the three and nine months ended September 30, 2015, an impairment charge of $1,416 was recorded related to certain software development projects which the Company decided not to move forward with. The $1,416 charge is included in product development expense in the accompanying consolidated statements of operations.

Segment Information

The Company and its subsidiaries are organized in a single operating segment, providing digital health marketing and communications solutions, and the Company also has one reportable segment. Substantially all of the Company's revenues are derived from U.S. sources.

Recent Accounting Standards

In April 2014, the Financial Accounting Standards Board ("FASB") issued amended guidance for reporting discontinued operations. Under the new guidance, only disposals that represent a strategic shift having a material impact on an entity's operations and financial results shall be reported as discontinued operations, with expanded disclosures. The Company adopted this amended guidance as of January 1, 2016, noting no impact on the Company's consolidated financial statements and related disclosures.

In May 2014, the FASB issued an accounting standards update amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB deferred the effective date of the revenue recognition guidance to reporting periods beginning after December 15, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company is continuing to evaluate its method of adoption and the impact this accounting standard, and related amendments and interpretations, will have on the Company's consolidated financial statements.

In June 2014, the FASB issued updated guidance on stock compensation accounting requiring that a performance target that affects vesting and could be achieved after the requisite service period should be treated as a performance condition. Historically GAAP did not contain explicit guidance on how to account for such share-based payments. The Company adopted this amended guidance as of January 1, 2016, noting no material impact on the Company's consolidated financial statements and related disclosures.

In April 2015, the FASB issued updated guidance on the presentation of debt issuance costs in financial statements. The new guidance requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. The Company adopted the amendment retrospectively effective January 1, 2016. As a result of the retrospective adoption, the Company reclassified the unamortized deferred financing costs previously recorded in other assets, including $1,998 and $1,888 as of September 30, 2016 and December 31, 2015, respectively, to long-term debt in the Company's consolidated balance sheets. The adoption of this guidance had no impact on the Company's consolidated statements of operations.

In April 2015, the FASB issued new authoritative accounting guidance on customer's accounting for fees paid in a cloud computing arrangement, which provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If the arrangement does not include a software license, it should be accounted for as a service contract. The revised guidance was effective as of January 1, 2016 and is applied prospectively to all arrangements entered into or materially modified after the effective date. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements and related disclosures.

In September 2015, the FASB issued updated guidance on business combinations accounting requiring the acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Previously, such adjustments were required to be retrospectively recorded in prior period financial information. The Company adopted this amended guidance as of January 1, 2016, noting no material impact on the Company's consolidated financial statements and related disclosures.

In November 2015, the FASB issued updated guidance on balance sheet classification of deferred taxes, requiring all deferred tax assets and liabilities, and any related valuation allowance, to be classified as non-current on the balance sheet. The classification change for all deferred taxes as non-current simplifies entities' processes as it eliminates the need to separately identify the net current and net non-current deferred tax asset or liability in each jurisdiction and allocate valuation allowances. This guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with earlier application permitted. The Company elected to early adopt this guidance on a retrospective basis beginning in the quarter ended December 31, 2015.

In February 2016, the FASB issued updated guidance on leases which, for operating leases, requires a lessee to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with earlier application permitted. The Company is currently evaluating the effects of the adoption and has not yet determined the impact the revised guidance will have on the consolidated financial statements and related disclosures.

In March 2016, the FASB issued amended guidance on the accounting for employee share-based payments which requires all excess tax benefits and tax deficiencies to be recognized in the income statement instead of as additional paid-in capital, with prospective application required. The guidance also changes the classification of such tax benefits or tax deficiencies on the consolidated statement of cash flows from a financing activity to an operating activity, with prospective application required. Additionally, the guidance changes the classification of employee taxes paid when an employer withholds shares for tax-withholding purposes on the consolidated statement of cash flows from an operating activity, previously included in the changes in accounts payable, to a financing activity, with retrospective application required. This amended guidance will be effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with earlier adoption permitted. The Company is currently evaluating the effects of the adoption and has not yet determined the impact the revised guidance will have on the consolidated financial statements and related disclosures.

In August 2016, the FASB issued updated guidance related to the classification of certain cash receipts and cash payments. This guidance addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. For public entities, the update becomes effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the effects of adoption and has not yet determined the impact the revised guidance will have on the consolidated financial statements and related disclosures.

3. Acquisitions

Tea Leaves Health, LLC

In August 2015, the Company acquired 100% of the limited liability company membership interests of Tea Leaves Health, LLC ("Tea Leaves"), a provider of a SaaS-based marketing and analytics platform for hospital systems to identify and engage consumers and physicians. The purchase price was valued at $29,893, consisting of (i) $15,000 in cash paid at closing; (ii) 327,784 shares of the Company's common stock valued at $3,893, issued at closing and held in escrow for potential post-closing working capital and/or indemnification claims; and (iii) $11,000 to be paid within six months of closing in cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock, in the Company's sole discretion. As a result of $355 working capital and purchase price adjustments, the fair value of the total consideration amounts to $29,538. In February 2016, the Company entered into an amendment to the Membership Interest Purchase Agreement between the Company, Tea Leaves and the other parties thereto. The amendment effected certain modifications to the payment terms of the deferred portion of the guaranteed consideration and the terms of the potential earn-out payment. With respect to the deferred portion of the guaranteed consideration initially scheduled to be paid within six months of closing, the payment schedule was amended and $5,000 was paid in cash during the three months ended March 31, 2016 and the remaining $5,828 deferred purchase price and related interest was paid in cash during the three months ended June 30, 2016, satisfying the guaranteed portion of the purchase price obligations in full.

In addition to the purchase price, the former members of Tea Leaves are eligible to receive an additional $20,000 based on the achievement of a specified financial target as of December 31, 2016, which, if earned, will be paid in the first quarter of 2017. If earned, the payment will be settled 50% in cash and 50% in shares of the Company's common stock (see Note 11). The February 2016 amendment permits the former members of Tea Leaves to promptly receive $5,000 of the total $20,000 earn-out if the specified financial target is achieved at any time prior to December 31, 2016, and such amount is not subject to forfeiture. If the $5,000 payment is made prior to December 31, 2016, the remaining $15,000 of the earn-out remains subject to achievement of the financial target as of December 31, 2016, and will be paid in the first quarter of 2017, if earned. If the $5,000 payment is not made as the financial target is not met during 2016, but is met as of December 31, 2016, the full $20,000 earn-out payment will be paid in the first quarter of 2017. The earn-out payment is contingent upon the continued

employment with the Company of certain former members of Tea Leaves, and the Company records such earn-outs as compensation expense. The Company accrued $3,530 and $10,589 in compensation expense related to the earn-out during the three and nine months ended September 30, 2016, respectively, which together with $5,882 accrued during 2015 is reflected in accounts payable and accrued expenses in the accompanying consolidated balance sheet as of September 30, 2016. Of the $10,589 earn-out accrued during 2016, $7,412 is included in product development expense, $2,118 is included in sales and marketing expense, and $1,059 is included in general and administrative expense in the accompanying consolidated statement of operations for the nine months ended September 30, 2016.

The acquisition was accounted for as a business combination and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on the respective fair values. The results of operations of Tea Leaves have been included in the consolidated financial statements of the Company from August 6, 2015, the closing date of the acquisition.

The following table summarizes the allocation of the assets acquired and liabilities assumed based on their fair values.

Cash and cash equivalents	$296
Accounts receivable	778
Other current assets	19
Property and equipment	3,404
Intangible assets	3,410
Goodwill	23,159
Deferred revenue	(535)
Accounts payable and accrued expenses	(993)
Total consideration paid	$29,538

Goodwill recognized as a result of the Tea Leaves acquisition is primarily attributable to expected synergies from enabling the Company to offer an integrated suite of software and media solutions that will allow hospital systems to target both consumers and physicians. All of the goodwill is expected to be deductible for tax purposes.

Cambridge BioMarketing Group, LLC

In March 2015, the Company acquired 100% of the limited liability company membership interests of Cambridge BioMarketing Group, LLC ("Cambridge"), a provider of strategic launch and marketing solutions for orphan and rare disease products, for a total purchase price of $32,273, of which $24,273 was paid in cash at closing. The remaining $8,000 obligation at closing was comprised of convertible notes that could either convert into shares of the Company's common stock or be paid in cash at the discretion of the Company. The Company paid the $8,000 obligation in cash in May 2015. As a result of $216 working capital and other purchase price adjustments, the fair value of the total consideration amounts to $32,057. In addition to the purchase price described above, the former members of Cambridge were eligible to receive up to an additional $5,000 in cash based on Cambridge's achievement of certain revenue and Adjusted EBITDA targets for 2015. This earn-out payment was contingent upon the continued employment with the Company of certain former members of Cambridge at the time the earn-out payment was due. The Company records such earn-outs as compensation expense for the applicable periods, with all but $87 of the $5,000 having been accrued during 2015. During the three months ended March 31, 2016, the Company paid $5,000 in cash and recorded the remaining $87 expense related to this earn-out.

The acquisition was accounted for as a business combination and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on the respective fair values. The results of operations of Cambridge have been included in the consolidated financial statements of the Company from March 20, 2015, the closing date of the acquisition.

The following table summarizes the allocation of the assets acquired and liabilities assumed based on their fair values.

Accounts receivable	$4,406
Other current assets	137
Property and equipment	783
Goodwill	15,360
Intangible assets	14,280
Accounts payable and accrued expenses	(2,659)
Deferred revenue	(197)
Other current liabilities	(53)
Total consideration paid	$32,057

Goodwill recognized as a result of the Cambridge acquisition is primarily attributable to expected synergies from broadening the Company's strategic marketing and communications solutions to pharmaceutical brands targeting orphan and rare diseases. All of the goodwill is expected to be deductible for tax purposes.

4. Goodwill and Other Intangible Assets

During the nine months ended September 30, 2016, goodwill decreased by $172 during the subsequent measurement period from purchase price adjustments related to the Tea Leaves acquisition (see Note 3).

The carrying value of the Company's goodwill was $165,099 as of September 30, 2016. Goodwill is tested for impairment on an annual basis as of October 1, and whenever events or circumstances indicate that the carrying value of the asset may not be recoverable. Application of the impairment test requires judgment and results in impairment being recognized if the carrying value of the asset exceeds its fair value. No indicators of impairment were noted during or since the Company's last evaluation of goodwill at October 1, 2015. Similarly, the Company's definite-lived intangible assets with a net carrying value of $39,775 at September 30, 2016, consisting principally of trade names and customer relationships, is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. There were no indicators of impairment of the Company's definite-lived intangible assets during the nine months ended September 30, 2016 and 2015.

Definite-lived intangible assets consist of the following:

	September 30, 2016				December 31, 2015
	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted- average remaining useful life (1)	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted- average remaining useful life (1)
Customer relationships	$40,090	$(16,467)	$23,623	8.2	$40,090	$(14,206)	$25,884	8.9
Trade names	24,985	(9,415)	15,570	5.7	24,985	(7,123)	17,862	6.4
Other intangibles	652	(70)	582	6.3	—	—	—	—
Total	$65,727	$(25,952)	$39,775		$65,075	$(21,329)	$43,746

(1)
The calculation of the weighted-average remaining useful life is based on weighting the net book value of each asset in its group, and applying the weight to its respective remaining amortization period.

Amortization expense relating to the definite-lived intangible assets totaled $1,541 and $1,695 for the three months ended September 30, 2016 and 2015, respectively, and $4,623 and $4,623 for the nine months ended September 30, 2016 and 2015, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations.

Future amortization expense of the intangible assets is estimated to be as follows:

Year ending December 31:
2016 (October 1st to December 31st)	$1,541
2017	6,156
2018	5,848
2019	5,667
2020	5,645
Thereafter	14,918
Total	$39,775

 5. Long-Term Debt

The Company entered into a credit facility agreement with a syndicated bank group in March 2014, which replaced its then-existing credit facility. The new credit facility consisted of a revolver ("Revolver") with a maximum borrowing limit of $35,000 and a term loan ("Term Loan") of $40,000. In November 2014, in connection with an acquisition, the credit facility was amended and restated to, among other things, (i) increase the maximum borrowing limit of the Revolver from $35,000 to $55,000; (ii) increase the Term Loan from $39,000 outstanding as of such date to $60,000; (iii) extend the maturity date of the Term Loan and the due date of principal on the Revolver from March 2019 to November 2019; and (iv) effect certain modifications to the covenants and terms set forth in the credit facility agreement. In March 2015, the amended and restated credit facility was further amended twice to, among other things, (i) consent to the acquisition of Cambridge; (ii) increase the Term Loan from $59,250 outstanding as of such date to $67,750; (iii) increase the maximum borrowing limit of the Revolver from $55,000 to $82,250; and (iv) effect certain modifications to the covenants and terms set forth in the credit facility agreement. In August 2015, the Company entered into a third amendment to the credit facility to modify a certain defined term; however, all other material terms and conditions of the credit facility remained unchanged by the August 2015 amendment. In February 2016 and September 2016, the Company entered into further amendments to the credit facility (as amended, the "Credit Facility"), which effected certain modifications to the financial covenants and terms set forth in the Credit Facility.

The repayment terms of the Revolver provide for quarterly interest payments, with the principal being due in full in November 2019. The repayment terms of the Term Loan provide for quarterly interest and principal payments, with a maturity date of November 2019. On an annual basis, a calculation is performed to determine excess cash flow, as defined in the Credit Facility agreement, which could result in a mandatory prepayment of excess cash flow in addition to the aforementioned scheduled Term Loan payments. In April 2016, the Company paid $4,494 as a mandatory prepayment of excess cash flow, treated as a reduction to the Term Loan principal balance. The interest rate on the Credit Facility is equal to the London Inter-Bank Offered Rate, or LIBOR, plus a variable rate ranging from 2.75% to 4.0% depending on the Company's consolidated leverage ratio, as defined in the Credit Facility agreement, and there is a 0.50% commitment fee on the unused portion of the Revolver. As of September 30, 2016, the interest rate on the Credit Facility was 4.90%. As of September 30, 2016, there was $56,481 outstanding on the Term Loan and $60,000 outstanding on the Revolver, with $22,250 available to be drawn on the Revolver.

The Credit Facility contains certain financial and operational covenants, including requirements to maintain a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio, each as defined in the Credit Facility agreement, as well as restrictions on certain types of dispositions, mergers and acquisitions, indebtedness, investments, liens and capital expenditures, issuance of capital stock and the Company's ability to pay dividends. The Credit Facility is secured by a first priority security interest in substantially all of the Company's existing and future assets. The Company was in compliance with the financial and operational covenants of the Credit Facility as of September 30, 2016.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred financing costs totaling $792 and $2,899, respectively. During the three and nine months ended September 30, 2016, the Company incurred financing costs of $220 and $575, respectively in connection with the February 2016 and September 2016 amendments to the Credit Facility. The long-term debt balances as of September 30, 2016 and December 31, 2015 in the accompanying balance sheets are presented net of unamortized deferred financing costs of $1,998 and $1,888, respectively.

6. Common Stock and Preferred Stock

As of September 30, 2016 and December 31, 2015, there were no shares of preferred stock issued and outstanding.

In April 2014, in connection with the closing of the Company's initial public offering ("IPO"), the Company filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware that amended and restated in its entirety the Company's certificate of incorporation to, among other things, increase the total number of shares of the Company's common stock that the Company is authorized to issue to 90,000,000, eliminate all references to the various series of preferred stock that were previously authorized (including certain protective measures held by the various series of preferred stock), and to authorize up to 10,000,000 shares of undesignated preferred stock that may be issued from time to time with terms to be set by the Company's Board of Directors, which rights could be senior to those of the Company's common stock.

7. Stock-Based Compensation

The Company has granted non-statutory stock options and restricted stock unit awards to employees, directors and consultants of the Company pursuant to its 2003 Stock Option Plan, as amended (the "2003 Plan"), and 2014 Equity Incentive Plan (the "2014 Plan"), which became effective immediately upon the signing of the underwriting agreement related to the IPO in March 2014. Upon the effectiveness of the 2014 Plan, no additional equity awards have been or will be granted under the 2003 Plan. The 2014 Plan provides for the grant of stock options, restricted stock units, and other awards based on the Company's common stock.

As of September 30, 2016, 381,893 shares have been reserved for issuance under the 2014 Plan. The number of shares of common stock reserved for issuance under the 2014 Plan is subject to an automatic increase on January 1 of each year through January 1, 2024, by the lesser of (a) 4% of the total number of shares of the Company's common stock outstanding on December 31 of the preceding calendar year and (b) a number of shares determined by the Board of Directors.

Stock Options

The following table summarizes stock option activity for the nine months ended September 30, 2016:

	Number of options	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2015	5,991,945	$10.21	5.30	$442
Granted	28,300	5.58
Exercised	(85,646)	5.77
Cancelled	(376,098)	13.69
Outstanding at September 30, 2016	5,558,501	$10.02	4.76	$2,316
Exercisable at September 30, 2016	4,644,603	$9.47	4.07	$2,251

Proceeds from the exercise of options and the total intrinsic value of the options exercised were $390 and $122, respectively, for the three months ended September 30, 2016, and $112 and $112, respectively, for the three months ended September 30, 2015. Proceeds from the exercise of options and the total intrinsic value of the options exercised were $494 and $146, respectively, for the nine months ended September 30, 2016, and $1,881 and $1,388, respectively, for the nine months ended September 30, 2015.

The weighted-average fair value per share at date of grant for options granted was $2.25 and $5.36 for the nine months ended September 30, 2016 and 2015, respectively. The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model and recognized in expense over the vesting period of the options using the graded attribution method.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted in the nine months ended September 30, 2016 and 2015:

	2016	2015
Volatility	39.12%	43.40%
Expected life (years)	6.25	6.25
Risk-free interest rate	1.48%	1.73%
Dividend yield	—	—

The expected stock price volatilities are estimated based on historical realized volatilities of comparable publicly traded company stock prices over a period of time commensurate with the expected term of the option award. The expected life represents the period of time for which the options granted are expected to be outstanding. The Company used the simplified method for determining expected life for options qualifying for treatment due to the limited history the Company currently has with option exercise activity. The risk-free interest rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

Total stock-based compensation expense related to stock options was $597 and $1,471 for the three months ended September 30, 2016 and 2015, respectively, and $1,769 and $4,940 for the nine months ended September 30, 2016 and 2015, respectively.

At September 30, 2016, there was approximately $1,555 of unrecognized compensation expense related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.02 years. The total fair value of stock options vested during the nine months ended September 30, 2016 and 2015 was $3,189 and $5,183, respectively.

Restricted Stock Unit Awards

The Company's restricted stock unit awards ("RSUs") are agreements to issue shares of the Company's common stock to employees in the future, upon the satisfaction of certain vesting conditions, which cause them to be subject to risk of forfeiture and restrict the award-holder's ability to sell or otherwise transfer such RSUs until they vest. Generally, the Company's RSU grants vest over three years from the grant date, or in certain instances over a shorter period, subject to continued employment on the applicable vesting dates. The following table summarizes the unvested RSU activity for the nine months ended September 30, 2016:

	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2015	548,840	$11.97
Granted (1)	2,176,243	5.55
Vested	(935,349)	6.90
Cancelled	(111,446)	10.58
Outstanding at September 30, 2016	1,678,288	$6.57

(1)
RSUs granted during the nine months ended September 30, 2016 includes the grant of 40,000 units of performance-based RSUs that are dependent upon the Company meeting certain performance criteria. The Company has adjusted stock-based compensation expense recognized to-date to reflect estimated performance related to these awards.

The total grant-date fair value of RSUs vested during the three and nine months ended September 30, 2016 was $655 and $5,394, respectively. The total grant-date fair value of RSUs vested during the three and nine months ended September 30, 2015 was $0 and $26, respectively. The fair value of RSUs granted is recognized in expense over the vesting period using the graded attribution method. Total stock-based compensation expense related to RSUs was $2,120 and $1,343 for the three months ended September 30, 2016 and 2015, respectively, and $8,576 and $2,867 for the nine months ended September 30, 2016 and 2015, respectively.

At September 30, 2016, there was approximately $5,226 of unrecognized compensation expense related to unvested RSUs, which is expected to be recognized over a weighted-average period of 1.12 years.

2014 Employee Stock Purchase Plan

The ESPP, which became effective immediately upon the signing of the underwriting agreement related to the IPO in March 2014, authorized the issuance of 500,000 shares of the Company's common stock pursuant to purchase rights granted to employees. The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year from January 1, 2015 through January 1, 2024 by the least of (a) 1% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, (b) 400,000 shares and (c) a number determined by the Board of Directors that is less than (a) and (b). Unless otherwise determined by the Board of Directors, common stock will be purchased for participating employees at a price per share equal to the lower of (a) 85% of the fair market value of a share of the common stock on the first date of an offering, or (b) 85% of the fair market value of a share of the common stock on the date of purchase. Generally, all regular employees may participate in the ESPP and may contribute, through payroll deductions, up to 15% of their earnings toward the purchase of common stock under the ESPP. Under the terms of the ESPP, there are defined limitations as to the amount and value of common stock that can be purchased by each employee.

The Company's first offering period ended in May 2016. During the nine months ended September 30, 2016, employees purchased 176,592 shares of common stock pursuant to the ESPP at a weighted-average exercise price of $5.11. As of September 30, 2016, 555,568 shares of common stock were reserved for future issuance under the ESPP. The second offering period commenced in May 2016, with the same terms as the first offering period.

For the three months ended September 30, 2016 and 2015, charges incurred under the ESPP totaled $294 and $158, respectively. For the nine months ended September 30, 2016 and 2015, charges incurred under the ESPP totaled $501 and $409, respectively.

There was $714 of total unrecognized compensation cost related to purchase rights under the ESPP as of September 30, 2016. This cost is expected to be recognized over a weighted average period of less than one year.

8. Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period.

Diluted net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period, adjusted to reflect potentially dilutive securities. Potentially dilutive securities consist of incremental shares issuable upon the assumed exercise of stock options, restricted stock units, and warrants using the treasury stock method, and employee withholdings to purchase common stock under the ESPP. Due to the net losses for the three and nine months ended September 30, 2016 and 2015, the Company had such potentially dilutive securities outstanding which were not included in the computation of diluted net loss per common share, as the effects would have been anti-dilutive. Accordingly, the basic and diluted weighted-average number of common shares outstanding are the same for the following periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Numerator:
Net loss	$(5,780)	$(12,718)	$(30,836)	$(19,092)

Denominator:
Weighted-average number of common shares outstanding - basic and diluted	33,458,212	32,138,214	33,184,814	31,807,776
Net loss per common share - basic and diluted	$(0.17)	$(0.40)	$(0.93)	$(0.60)

The Company has excluded its outstanding stock options, restricted stock units and warrants, as well as employee withholdings under the ESPP, from the calculation of diluted net loss per common share during the periods in which such securities were anti-dilutive. The following table presents the total weighted-average number of such securities during the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Warrants to purchase common stock	43,782	43,782	43,782	87,738
Stock option awards	5,659,013	6,344,941	5,753,044	6,287,716
RSU awards	1,695,206	629,432	1,441,946	428,260
Employee stock purchase plan	526,822	66,157	359,485	69,102
Total weighted-average anti-dilutive securities	7,924,823	7,084,312	7,598,257	6,872,816

9. Income Taxes

The Company's interim and annual tax provision is generally comprised of a deferred tax provision pertaining to basis differences in indefinite lived intangible assets that cannot be offset by current year deferred tax assets, as well as, to a much lesser extent, a current tax provision for federal, state, local and foreign taxes. For the three and nine months ended September 30, 2016, the Company calculated its full year 2016 estimated income tax provision and recorded the pro-rated tax provision in the quarters, referred to herein as the discrete method. The Company concluded that it was within the exception under the interim tax accounting guidance, which requires the use of the estimated Annual Effective Tax Rate ("AETR") method, because the Company's full year forecast of income before taxes is at or near breakeven. Further, normal deviations in the projected full year income would result in disproportionate and material changes to the interim tax provisions under the AETR method. During 2015, the Company recorded the interim tax provision using the AETR method for the quarters ended March 31, 2015 and June 30, 2015 but determined during the quarter ended September 30, 2015 that the AETR method was no longer yielding a reliable interim tax provision and, accordingly, began using the discrete method indicated above.

The Company's deferred tax assets relate primarily to net operating loss ("NOL") carryforwards and to a smaller extent stock based compensation and other items. The Company has provided a valuation allowance against deferred tax assets to the extent the Company has determined that it is more likely than not that such net deferred tax assets will not be realizable. In determining realizability, the Company considered various factors including historical profitability and reversing temporary differences, exclusive of indefinite-lived intangibles. The Company's deferred tax liabilities arose primarily from basis differences in indefinite-lived intangible assets that cannot be offset by current year deferred tax assets.

At December 31, 2015, the Company had approximately $104,042 of NOL carryforwards available to offset future taxable income, which expire from 2024 through 2033. The full utilization of these losses in the future is dependent upon the Company's ability to generate taxable income and may also be limited due to ownership changes, as defined under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. The Company's NOL carryforwards at December 31, 2015 included $7,517 of income tax deductions related to equity compensation that are greater than the compensation recognized for financial reporting, which will be reflected as a credit to additional paid-in capital as realized.

The Company is subject to taxation in the U.S. and various federal, state, local and foreign jurisdictions. The Company is not subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years prior to 2010. However, to the extent U.S. federal and state NOL carryforwards are utilized, the use of NOLs could be subject to examination by the tax authorities. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on assessment of many factors, including past experience and interpretations of tax law. The Company regularly assesses the adequacy of its income tax contingencies in accordance with the tax accounting guidance. As a result, the Company may adjust its income tax contingency liabilities for the impact of new facts and developments, such as changes in interpretations of relevant tax law and assessments from taxing authorities.

10. Commitments and Contingencies

The Company is subject to certain claims that have arisen in the ordinary conduct of business. Based on the advice of counsel and an assessment of the nature and status of any potential claim, and taking into account any accruals the Company may have established for them, the Company currently believes that any liabilities ultimately resulting from such claims will not, individually or in the aggregate, have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

11. Subsequent Events

Merger Agreement

On October 21, 2016, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Ziff Davis, LLC ("Parent"), Project Echo Acquisition Corp., a direct wholly-owned subsidiary of Parent ("Purchaser"), and, solely for purposes of Section 9.11 thereof, j2 Global, Inc. Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Purchaser commenced a tender offer on November 2, 2016 to purchase all of the outstanding shares of common stock of the Company at a purchase price of $10.50 per share in cash, without interest, subject to any withholding of taxes required by applicable law (the "Offer"). The Merger Agreement provides, among other things, that, on the first business day after Purchaser accepts for payment and pays for such number of shares validly tendered and not properly withdrawn pursuant to the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the "Merger"), the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent.

The Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

The Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things: (i) that the number of shares validly tendered and not properly withdrawn in accordance with the terms of the Offer must represent at least one share more than 50% of the sum of (x) the total number of shares outstanding at the time of the expiration of the Offer plus (y) the aggregate number of shares issuable to holders of the Company's stock options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which shares have not yet been issued to such exercising holders of stock options) plus (z) the aggregate number of shares issuable upon the deemed exercise of any warrants pursuant to the Merger Agreement, and (ii) the expiration or early termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The obligations of Parent and Purchaser to complete the Offer and the Merger are not subject to any financing condition.

Additional information about the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Form 8-K filed with the SEC on October 21, 2016 and the Schedule 14D-9 filed with the SEC on November 2, 2016.

Tea Leaves Purchase Agreement Amendment

On October 17, 2016, the Company entered into a second amendment to the Membership Interest Purchase Agreement between the Company, Tea Leaves and the other parties thereto (as amended, the "Purchase Agreement"). This amendment modified the terms of the potential earn-out payment, such that the entire earn-out payment due to the former members of Tea Leaves, if earned, may be paid in cash at the Company's election. All other terms and conditions of the Purchase Agreement remained unchanged by the amendment.